Exhibit 10.7

THE SEVERANCE PLAN FOR OFFICERS OF

LINCOLN NATIONAL CORPORATION

(Amended and Restated effective as  of  November 8, 2017)

Purpose and Interpretation

The Severance Plan For Officers of Lincoln National Corporation,  amended and restated effective as of November 8, 2017 (the “Plan”), is an amendment and restatement of the February 24, 2016 version of the Plan.

This Plan is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and the official guidance issued thereunder (the “409A Rules”).  Specifically, this Plan is intended to constitute a “separation pay plan” as defined under the 409A Rules.  It is intended that benefits under this Plan shall be paid only in cases of “Job Elimination,” as defined below.  Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

This Plan is intended to be a top-hat plan that covers a select group of management and highly-compensated employees.

Article I: Definitions

“Applicable Cap” means the lesser of:  (a) two times (2x) the sum of the Officer’s annual rate of pay determined as of December 31st of the calendar year prior to the year in which the Officer’s Job Elimination (actual separation from service) occurs, or (b) two times (2x) the maximum amount that may be taken into account under a tax-qualified retirement plan pursuant to Code section 401(a)(17) in effect for the calendar year in which the Officer’s Job Elimination (actual separation from service) occurs.  In calculating the Applicable Cap, all amounts that are defined as payments under a “separation pay plan” sponsored by the Corporation for an individual Officer are aggregated.

“Cause” shall have the same meaning as used and/or defined under the ERISA Severance Plan.

“Change of Control” shall have the same meaning as used and/or defined under the Change of Control Plan.

“Change of Control Plan” means the Lincoln National Corporation Executives’ Severance Benefit Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation”  means Lincoln National Corporation and its affiliates and subsidiaries.

“Effective Date” means November 8, 2017.

“ERISA Severance Plan” means the Lincoln National Corporation Severance Pay Plan, as amended from time to time.

“Job Elimination”  or “Job Eliminated” shall have the same meaning as used and/or defined under the ERISA Severance Plan.

“Key Employee” means  any Officer who, as of the date of his or her Job Elimination from the Corporation, is treated as a “specified employee” under Code section 409A(a)(2)(B)(i)  (i.e., a key employee as defined in Code section 416(i) without regard to paragraph (5) thereof).  Key Employees shall be determined in accordance with Code section 409A using December 31st as the determination date.  A listing of Key Employees as of any determination date shall be effective for the 12-month period beginning on the April 1st following the determination date.

“Officers” means those officers, other than the Corporation’s President and Chief Executive Officer, listed in the Corporate Directory for each Participating Employer.  The list of officers is maintained by the Corporation and is posted on its intranet site at:

http://one.lfg.com/ourpeople/orgcharts/Pages/default.aspx

“Participating Employer” means any affiliate or subsidiary of Lincoln National Corporation that is listed in Appendix A to this Plan.

“Plan Administrator” means the Lincoln National Corporation Benefits Committee.  For purposes of Article VIII of the Plan, the Plan Administrator shall also act as “Claims Administrator” and “Appeals Administrator,” respectively.  The Plan Administrator shall have complete discretion to interpret the Plan, to resolve issues relating to eligibility to receive benefits under the Plan, to determine the amount of benefits payable under the Plan, and to take whatever action it believes is necessary or desirable for such administration.

Article II: Eligibility for Benefits

The benefits provided under this Plan are the Severance Pay benefit described in Article III below and, if applicable, the Severance Stipend benefit described in Article IV below.  All Officers who are Job Eliminated by the Corporation on or after the Effective Date of this Plan and who meet the conditions set forth below, shall be eligible for Plan benefits.

In order to qualify for benefits under this Plan, the Officer must be Job Eliminated by the Corporation and must satisfy each of the three (3) requirements set forth below:

(a) The Officer must otherwise be eligible for benefits under the ERISA Severance Plan;

(b) The Officer must remain actively at work and satisfactorily perform his or her job duties until the last day that the Officer’s services are required by the Corporation; and

(c) The Officer must sign (and not revoke) an Agreement, Waiver and General Release (or similar release document) satisfactory to the Corporation (“Agreement”) that shall release the Corporation, its affiliates, subsidiaries, shareholders, directors, officers, employees, and agents and that becomes effective, which shall include provisions calling for forfeiture and/or claw back of all but three (3) weeks of benefits payable or paid under this Plan in the event the Officer engages in competition with, or solicits or attempts to solicit employees or customers of, the Corporation, reveals confidential information belonging to the Corporation, fails to report such competitive activity, solicitation, or breach of confidentiality, or otherwise violates the terms of the Agreement.

Benefits are not payable under this Plan unless each of the above requirements of this Article II is satisfied and the Officer continues to satisfy such requirements throughout the duration of the Officer’s Severance Period set forth in Article III below.

Article III: Amount of Severance Pay

Severance Pay is the higher of the Officer’s:

(a) Annual base salary in effect at the time of Job Elimination plus the Officer’s Annual Incentive Program target bonus dollar amount for the calendar year in which the Officer’s Job Elimination occurs, divided by 52; or

(b) Established compensation, if applicable, in effect at the time of Job Elimination plus the Officer’s Annual Incentive Program target bonus dollar amount (if any) for the calendar year in which the Officer’s Job Elimination occurs, divided by 52.

Severance Pay is paid for each week of the applicable Severance Period, as provided below:

Officer TitleSeverance Period

Assistant Vice President-39 weeks

Vice President-39 weeks

Senior Vice President-52 weeks

Executive Vice President-78 weeks

See Article VII below for more information regarding the coordination of the Severance Pay benefit payable under this Plan, and similar benefits under the ERISA Severance Plan, the Change of Control Plan, or any other plans, programs and arrangements sponsored by the Corporation that pay severance benefits.

Article IV:    Amount of Severance Stipend

Any Officer who satisfies the eligibility requirements set forth in Article II and who is enrolled in a medical plan sponsored by the Corporation at the time of his or her Job Elimination shall be entitled to the Severance Stipend.  The Severance Stipend is a flat rate for each week of an Officer’s Severance Period, as determined pursuant to Article III above, and is based upon the Officer’s level of coverage under a medical plan sponsored by the Corporation as set forth below:

Level of Coverage in Medical Plan at time of Job Elimination	Severance Stipend Amount per Week of Severance Period
Employee only	$100
Employee + spouse/domestic partner	$200
Employee + child(ren)	$180
Employee + family	$270
Not enrolled in Medical Plan	$0

See Article VII below for more information regarding the coordination of the Severance Stipend benefit payable under this Plan, and similar benefits under the ERISA Severance Plan, the Change of Control Plan,  or any other plans, programs and arrangements sponsored by the Corporation that pay severance benefits.

Article V:  Timing of Payments

In general, payments under this Plan will be paid, or begin to be paid, as soon as practical, but in no event later than 90 days, after the date the Officer satisfies the requirements of Article II above.

Notwithstanding the foregoing, for amounts in excess of  the Applicable Cap that are payable to a Key Employee or any amount of Plan benefits payable to a Key Employee covered under the Change of Control Plan, benefits under this

Plan will begin to be paid no earlier than the first day of the month that is a full six (6) months after the date of the Key Employee’s Job Elimination (actual separation from service).  No interest or other compensation will be paid to the Key Employee in consideration of such delay.

Article VI:    Form of Payment

Severance Pay.  Except as provided below, Severance Pay is paid bi-weekly.    In no event shall Severance Pay be paid later than December 31st of the second calendar year following the calendar year in which the Officer’s Job Elimination occurs.

Severance Stipend.  The Severance Stipend is paid in a cash lump sum.

Rule for Key Employees Covered under the Change of Control Plan.  Notwithstanding the foregoing, any Severance Pay payable under this Plan to a Key Employee covered under the Change of Control Plan within two years following the date of a Change of Control will be paid in a lump sum.

Article VII:    Coordination with Other Plans, Programs & Arrangements

Any Severance Pay or Severance Stipend payable pursuant to this Plan is not eligible to be contributed to any of the Corporation’s qualified savings or 401(k) plans, nor eligible to be deferred under any of the Corporation’s non-qualified savings or deferred compensation arrangements.  No Severance Pay or Severance Stipend is considered in the calculation of benefits under any of the Corporation’s qualified or non-qualified defined benefit plans.

Any amounts of Severance Pay and Severance Stipend payable under this Plan shall be reduced, or offset, on a dollar-for-dollar basis, by the amount of any severance pay and severance stipend that may also be payable to the Officer under the ERISA Severance Plan or under any other plan, program, contract or arrangement sponsored by the Corporation calling for the payment of severance or severance-like payments or stipend or stipend-like payments.

In addition, if the Officer is also eligible for benefits pursuant to the terms of the Change of Control Plan, then any amount of Severance Pay and Severance Stipend payable to the Officer under this Plan shall offset or reduce the amount payable to the Officer under the Change of Control Plan.

The purpose of this Article is to prevent “double-dipping,” or the payment of duplicative severance benefits under one or more plans, programs, arrangements or agreements sponsored by the Corporation.

Except as expressly provided herein, particularly as to the amount of Severance Pay,  Severance Stipend, and/or as to the coordination of benefits provisions in this Plan, this Plan does not amend or otherwise modify the provisions of any of the plans, programs, arrangements or agreements established, maintained or entered into by the Corporation for the purpose of providing benefits to employees.

Article VIII:Claim for Benefits & Appealing a Denied Claim

ERISA Claims Procedures.  Any claim for Severance Benefits under this Plan shall be made in accordance with the procedures set forth in this Article VIII.  It is intended that the following claims procedures at all times be in compliance with the claims procedure regulations of the U.S. Department of Labor set forth in 29 C.F.R. section 2560.503-1.

General Procedures.  The Plan Administrator shall establish administrative processes and safeguards designed to ensure and to verify that all benefit claim determinations under this Plan are made in accordance with this document and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Officers.

(a)Initial Claim.  An employee of a Participating Employer who believes himself entitled to Severance Benefits under the Plan may make a claim for those benefits (such employee being a “Claimant”) by submitting a written notification of his claim of right to such Severance Benefits to the Claims Administrator (see definition of Plan Administrator under Article I), in the manner prescribed by Claims Administrator.

(b)Timing of Benefits Determinations.  If a claim is wholly or partially denied (an “Adverse Benefit Determination”), the Claims Administrator shall notify the Claimant of the Adverse Benefit Determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Claims Administrator, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim.  If the Claims Administrator determines that an extension of time for processing is necessary, then written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed a period of 90 days from the end of such initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render a decision on the claim.

(c)Manner and Content of Notice of Adverse Benefit Determination.  The Claims Administrator shall provide a Claimant with written or electronic notification of any Adverse Benefit Determination.  Electronic notifications shall comply with standards imposed under 29 C.F.R. sections 2520.104b-1(c)(1)(i), (iii) and (iv).  The notification shall set forth, in a manner calculated to be understood by the Claimant:

(1) the specific reason or reasons for the Adverse Benefit Determination;

(2) reference to the specific Plan provisions on which the determination is based;

(3) a description of any additional material or information necessary for the Claimant to protect the claim and an explanation of why such material or information is necessary; and

(4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.

Appeal of Adverse Benefit Determinations.   The Plan shall provide:

(a) the Claimant 60 days following receipt of notification of an Adverse Benefit Determination within which to appeal the determination;

(b) the Claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

(c)for a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

(d)the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for Severance Benefits.

Timing of Notification of Benefit Determination on Review.  The Appeals Administrator (see definition of “Plan Administrator” under Article I) shall notify a Claimant in accordance with this Article VIII of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review by the Plan, unless the Appeals Administrator determines that special circumstances require an extension of time for processing the review of the claim.  If the Appeals Administrator determines that the extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period.  In no event shall such extension exceed a period of 60 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Appeals Administrator expects to render the determination on review.

For purposes of this Article VIII, the period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed, in accordance with the Plan’s procedures, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.  In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be suspended from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

Furnishing documents.  In the case of an Adverse Benefit Determination on review, the Appeals Administrator shall provide such access to, the copies of, documents, records, and other information described below, as appropriate.

Manner and Content of Notification of Benefit Determination on Review.  The Appeals Administrator shall provide a Claimant with written or electronic notification of the Appeals Administrator’s benefit determination on review.  Electronic notifications shall comply with standards imposed under 29 C.F.R. 2520.104-1 (c)(1)(i) and (iv).  In the case of an Adverse Benefit Determination, the notification shall set forth, in a manner calculated to be understood by the Claimant:

(a)	the specific reason or reasons for the adverse determination;

(b)	reference to the specific Plan provisions on which the benefit determination is based;

(c)

a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for Benefits; a statement of the Claimant’s right to bring an action under section 502(a) of ERISA;

(d)

if an internal rule, guideline, protocol, or other similar criterion (collectively, “Specific Rule”) was relied upon in making the adverse determination, either the Specific Rule or a statement that such Specific Rule was relied upon in making the adverse determination and that a copy of the Specific Rule will be provided free of charge to the Claimant upon request; and

(e)

the following statement: “You and your Plan may have other voluntary alternatives dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

Litigation.  In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for Severance Benefits has been denied, and who desires to commence a legal action with respect to such a claim, must commence such action in a court of competent jurisdiction within one year after receipt of notification of such denial.  Failure to file such action by the prescribed time will forever bar the commencement of such action.

Article IX:Amendment and Termination

This Plan may be amended at any time and from time to time, or terminated at any time, by the Corporation.  This Plan may be amended by action of the Compensation Committee of the Corporation’s Board of Directors at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting.  The Compensation Committee may delegate this amendment power to an officer of the Corporation.  The Chief Executive Officer of the Corporation may amend this Plan if such amendment is (a) in the opinion of counsel, required by local, state or federal law or regulation or (b) estimated to cost the Corporation no more than $15,000,000 (actuarial present value of all Plan amendments made in the same year) for the next five (5) calendar years after the effective date of such amendment.

APPENDIX A

Participating Employers

As of November 8, 2017

California Fringe Benefit & Insurance and Marketing Corp.

LFA Limited Liability Co.

LFA Management Corporation

Lincoln Financial Advisors Corporation

Lincoln Investment Management Company

Lincoln Life & Annuity Company of New York

Lincoln National Corporation

Lincoln National Management Corporation

The Lincoln National Life Insurance Company